As filed with the Securities and Exchange Commission on April 20, 2010
Registration No. 333-153135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Bluerock Enhanced Multifamily Trust, Inc.
(Exact name of registrant as specified in its charter)

399 Park Avenue, Suite 3200
New York, New York 10022
(212) 843-1601
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

R. Ramin Kamfar
Bluerock Enhanced Multifamily Trust, Inc.
399 Park Avenue, Suite 3200
New York, New York 10022
(877) 826-2583
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert H. Bergdolt, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  □

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☒ Registration No. 333-153135

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer  ☐                                                                                     Accelerated filer  ☐

Non-accelerated filer  ☐                                                                           Smaller Reporting Company   ☒
(Do not check if smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-153135) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II
 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)  Exhibits:

Exhibit Number	Exhibit

23.3	Consent of Freedman & Goldberg

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SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of April, 2010.

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

/s/ R. Ramin Kamfar
By:	R. Ramin Kamfar,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ R. Ramin Kamfar	Chief Executive Officer and Chairman of the Board	April 20, 2010
	R. Ramin Kamfar	(Principal Executive Officer)

	*	Chief Financial Officer	April 20, 2010
	Jerold E. Novack	(Principal Financial Officer and Principal Accounting Officer)

	*	President, Chief Investment Officer and Director	April 20, 2010
James G. Babb, III

	*	Director	April 20, 2010
Brian D. Bailey

	*	Director	April 20, 2010
I. Bobby Majumder

	*	Director	April 20, 2010
Romano Tio

* By:	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Attorney-in-fact

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